UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 01, 2022

FORTUNE BRANDS HOME & SECURITY, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-35166	62-1411546
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Lake Cook Road
Deerfield, Illinois		60015-5611
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 847 484-4400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FBHS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 1, 2022, Fortune Brands Home & Security, Inc. (the “Company”) entered into a First Amendment and Incremental Agreement (the “Amendment”) to the 364-day unsecured term loan credit agreement dated as of November 29, 2021 among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended and restated, supplemented or otherwise modified from time to time prior to the date of the Amendment, the “Existing Credit Agreement”; the Existing Credit Agreement as amended by the Amendment, the “Credit Agreement”).

Under the Amendment and the Credit Agreement, subject to the satisfaction or waiver of certain conditions, the Company will be able to borrow an incremental term loan in the aggregate principal amount of $200,000,000. The proceeds of borrowings under the Credit Agreement may be used for general corporate purposes, including working capital, capital expenditures, permitted acquisitions and other lawful corporate purposes.

The borrowing of the incremental loan by the Company pursuant to the Amendment will bear interest at variable rates equal to, at the Company’s election (1) for each base rate loan, the sum of the base rate plus the applicable base rate margin or (2) for each adjusted term SOFR loan, the sum of a term SOFR rate margin plus the adjusted term SOFR rate applicable for an interest period selected by the Company. The applicable base rate margin and the adjusted term SOFR rate margin will be determined based on the ratings of the Company’s senior unsecured long-term debt securities. The base rate margins range from 0.0% to 0.25% and the adjusted term SOFR rate margins range from 0.625% to 1.25%.

The Credit Agreement contains, among other things, conditions precedent, covenants, representations and warranties and events of default customary for facilities of this type. The covenants include certain limitations on secured debt, sale-leaseback transactions, subsidiary debt and guarantees, fundamental changes, acquisitions and transactions with affiliates. The Credit Agreement also includes a covenant under which the Company is required to maintain a minimum ratio of consolidated EBITDA to consolidated interest expense of 3.0 to 1.0. In addition, the Credit Agreement includes a covenant under which the Company's ratio of consolidated total indebtedness minus certain cash and cash equivalents held by the Company and its subsidiaries to consolidated EBITDA generally may not exceed 3.5 to 1.0.

Under certain conditions the lending commitments under the Credit Agreement may be terminated by the Lenders and amounts outstanding under the Credit Agreement may be accelerated. The events of default include: failure to pay any principal, interest or other amounts when due, failure to comply with its covenants, breach of representations or warranties in any material respect, non-payment or acceleration of other material debt of the Company and its subsidiaries, bankruptcy, material judgments rendered against the Company or certain of its subsidiaries, certain ERISA events or a change of control of the Company, subject to various exceptions and notice, cure and grace periods.

A copy of the Amendment is filed herewith as Exhibit 10.1 and is incorporated herein by reference. The above summary of the Amendment and the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment and the Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

On March 1, 2022, the Board of Directors authorized the Company to repurchase up to $750 million of shares of the Company’s outstanding common stock in open market or privately negotiated transactions through March 1, 2024. A copy of the Company’s press release dated March 2, 2022 is being attached hereto as Exhibit 99.1.

9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1

First Amendment and Incremental Agreement to the 364-Day Term Loan Credit Agreement dated as of November 29, 2021 between Fortune Brands Home & Security, Inc., as borrower, the lenders party thereto, Credit Suisse AG, New York Branch and JPMorgan Chase Bank, N.A., as administrative agent.

99.1	Press Release dated March 2, 2022 issued by Fortune Brands Home & Security, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Fortune Brands Home & Security, Inc.

Date:	March 2, 2022	By:	/s/ Patrick D. Hallinan
Patrick D. Hallinan Senior Vice President and Chief Financial Officer